Exhibit 10.3

CONFIDENTIAL

                        , 2008

Mr. Seth Merrin

155 W. 70th Street, #16A

New York, NY 10023

Re:  EMPLOYMENT LETTER AGREEMENT

Dear Seth:

In keeping with our discussions, this letter agreement memorializes the terms of your continued employment with Liquidnet Holdings, Inc. (the “Company”).

1.       TITLES AND DUTIES. Your titles will be President and Chief Executive Officer, and you will report directly to the Board of Directors of the Company (the “Board”). As such, you will be responsible for performing such duties and responsibilities as are customarily assigned to such positions, whether for the Company or any affiliated entity (each, a “Related Entity”), and to perform such other services as assigned from time to time by the Board, not inconsistent with your positions. You will be expected to devote your full business time and attention to the business of the Company and its Related Entities and the performance of your duties.

2.       COMPENSATION; TERM. You will receive an annual base salary of $250,000 (the “Base Salary”) paid in accordance with the payroll procedures of the Company, with annual increases (but not decreases) as may be determined by the Compensation Committee of the Board in its discretion. The Base Salary payable hereunder, as may be increased from time to time, and any other amounts payable to you under this Agreement (including, without limitation, pursuant to Section 3 and Section 4 below), shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans. The term of your employment under this letter agreement shall begin on the date hereof and shall continue until terminated in accordance with Section 5 below. Your compensation will be set on a calendar year basis. Any annual compensation amounts hereunder shall be pro-rated for this year through the end of this calendar year.

3.       BONUSES. During the term of your employment you will be eligible to receive annual bonuses under, and historically consistent with, the Company’s bonus plans for senior level executives, and the grant and payment terms and the amount of any such bonuses shall be determined by the Compensation Committee of the Board. Your bonus opportunity shall be at least equal to the opportunities provided to you under the Company’s current and historical bonus plans for senior level executives.

4.       EMPLOYEE BENEFITS. During the term of your employment, you will be entitled to participate in all employee welfare benefit plans of the Company applicable to senior level executives. In addition, during the term of your employment, you will be entitled to vacation as agreed between you and the Company. Further, you shall be entitled to reimbursement for expenses incurred by you in the ordinary course of the Company’s business (subject to the Company’s policies with respect to reporting and documentation of such expenses).

5.        TERMINATION AND SEVERANCE.

a.                                         During the term of employment hereunder, your employment may be terminated as follows:

i.                                                      At any time upon prior written notice by the Company for any reason other than Cause (as defined below) or no reason (“Termination Without Cause”).

ii.                                                    At any time upon four (4) months’ prior written notice by you for any reason other than Good Reason (as defined below) or no reason.

iii.                                                 Automatically in the event of (A) your death or (B) your inability to perform the essential duties, responsibilities and functions of your position with the Company as a result of any mental or physical incapacity, even with reasonable accommodations for such disability or incapacity provided by the Company, which inability lasts (or is likely to last, based on competent medical evidence presented to the Board) for a continuous period of six (6) months or longer. The reasoned and good faith judgment of the Board as to your mental or physical inability to perform shall be final so long as such judgment is based on competent medical evidence presented to the Board by you and by any physician or group of physicians engaged by you or the Board to advise the Board on such matters.

iv.                                                Immediately upon written notice by the Company if such termination is for Cause (“Termination for Cause”).

v.                                                   Immediately upon written notice by you if such termination is for Good Reason.

vi.                                                At any time by mutual written agreement between you and the Company.

b.                                        Upon termination of your employment hereunder for any reason, all obligations of the Company shall cease upon such termination, except the Company’s obligations to (i) pay the compensation set forth in Section 2 hereof through the date of such termination, (ii) provide the benefits set forth in Section 4 hereof through the date of such termination and to comply with all state and federal laws and regulations applying to such benefits and (iii) pay the severance benefits, if applicable, to you pursuant to the terms and conditions set forth Section 5(c) and Section 5(d) below. In the event that your employment is terminated by you without Good Reason or as a result of a Termination for Cause by the Company, you shall not be entitled to any bonus compensation in respect of the calendar year of your termination.

c.                                         In the event that your employment is terminated for Good Reason or as a result of a Termination Without Cause, if and only if (i) you have executed and delivered to the Company a mutual general release of all claims against you, on the one hand, and the Company and its directors, officers and affiliates, on the other hand, which general release shall be in accordance with the standard form of release required by the Company for other terminated employees as a condition for severance payment, and (ii) subsequent to such termination, you shall not have (A) revoked or breached the provisions of such general release or breached or otherwise failed to comply with the provisions of Sections 6, 7 or 8 of this letter agreement, or (B) applied for unemployment compensation chargeable to the Company during such severance period, you shall be entitled to receive the following:

i.                                                       an amount equal to twelve (12) months’ severance pay at the monthly rate of your then-current base salary, payable in twelve (12) equal monthly installments following such termination;

ii.                                                    bonus for the prior year, if any, that the Company has declared that you have earned but which has not yet been paid;

iii.                                                 the average annual bonus (including the cash and equity component of such annual bonus) earned by you for the two most recently completed fiscal years of the Company (it being understood that if you are terminated after the end of a fiscal year but before the date on which bonuses for such year have been paid to senior executives of the Company, your average bonus shall be calculated using the two fiscal years immediately preceding such year) (“Average Bonus”); and

iv.                                                continued medical coverage at active employee rates for a 12-month period.

d.                                        In the event that your employment is terminated by reason of your death or Disability, we shall pay to you (or your personal representative as the case may be): (i) the amount of your Base Salary and expenses accrued with respect to the period prior to the date of termination of your employment, to the extent not previously paid; (ii) bonus for the prior year, if any, that we have declared that you have earned but which has not yet paid;  (iii) a lump sum cash payment equal to the your annual bonus (including the cash and equity component of such annual bonus) from the prior year based on the number of days of the current year you have been employed by the Company and the denominator of which is 365;  (iv) continued medical coverage at active-employee rates for two years or, if earlier, until you receive subsequent employer-provided coverage; and (v) the amount of any benefits as are payable to you (or your personal representative) by reason of such death or disability under the terms of any employee plan or insurance program maintained by the Company and in which you were a participant.

e.                                         For purposes hereof, the term “Cause” means the following:

i.                                                       the commission of fraud, theft or embezzlement by you in connection with your duties to the Company or any of its customers or other material business relations;

ii.                                                    your conviction of (or entry of a plea of guilty or NOLO CONTENDERE to) a felony (other than minor traffic violations) (A) in connection with your duties to the Company or any of its customers or other material business relations, or (B) that materially and adversely effects your ability to continue in your position and fulfill your duties to the Company under applicable laws and regulations;

iii.                                                 your gross mismanagement demonstrably and materially injurious to the Company, which is not cured within thirty (30) days after a written demand is delivered to you by the Board which identifies the grounds therefor;

iv.                                                any breach by you of the provisions of this letter agreement (including any breach by you of the provisions set forth in Sections 6, 7 or 8 hereof) or any other breach of any other agreement between or among you and the Company, in either event which breach causes material harm to the Company and has not been cured within thirty (30) days after a written demand is delivered to you by the Board which identifies the grounds therefor.

f.                                           For purposes hereof, the term “Good Reason” means your termination of employment with the Company as a result of the following: (i) a material adverse alteration in the nature or status of your position, duties or responsibilities with the Company without your prior written consent; or (ii) the failure of the Company to comply in any material respect with any of its obligations hereunder or under any other agreements with you which remains uncured for a period of thirty (30) days following your written notice to the Company of such failure.

6.               CONFIDENTIALITY.

a.                                         You will not at any time during or after termination of your employment with the Company disclose to anyone or make use of, directly or indirectly, any Confidential Information (as defined below). All records of every nature and description relating to the Company’s business during your employment, whether or not prepared by you, shall be and remain the property of the Company. All records of every nature and description relating to the Company’s business during your employment shall be left with or delivered to the Company upon termination of your employment.

b.                                        For purposes of this letter agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Company or its subsidiaries or their business relations and their respective business activities and includes, without limitation, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, the Company’s and its subsidiaries’ customers, employees, independent contractors, clearing agencies, joint venture partners and other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) information related to any and all intellectual and proprietary property and rights and rights in Confidential

Information of every kind and description anywhere in the world, including all (A) patents, patent applications, patent disclosures and inventions, (B) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (C) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data, data bases and documentation thereof, (F) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (G) other intellectual property rights and (H) copies and tangible embodiments thereof (in whatever form or medium).

c.                                         Notwithstanding the provisions of this Section 6, information shall not be deemed “Confidential Information” for purposes hereof if such information is (i) in the public domain (other than as a result of a breach of this Agreement by you), (ii) approved for release by the Company or (iii) lawfully obtained by you after termination of your employment with the Company from third parties (other than the Company or any of its affiliates or any of their respective employees, directors or representatives) on a non-confidential basis who, to your knowledge, are not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any of its affiliates.

7.               NONCOMPETITION; NONSOLICITATION.

a.                                         You acknowledge that (i) you are one of the Company’s founders and that you are familiar with the Company’s trade secrets and with other confidential information concerning the Company, including the Company’s (A) inventions, technology and research and development, (B) customers and vendors and customer and vendor lists, (C) products and services (including those under development) and related costs and pricing structures, (D) accounting and business methods and practices, and (E) similar and related confidential information and trade secrets; (ii) your services have been and shall continue to be of special, unique and extraordinary value to the Company and that you have been substantially responsible for the growth and development of the Company and the creation and preservation of the Company’s goodwill; and (iii) the Company would be irreparably damaged (including a significant loss of goodwill) if you were to provide similar services to any person or entity competing with the Company or engaged in a similar business. Due to your access to the confidential proprietary information, customer information and customer relationships and uniqueness of your services to the Company and the consideration you will receive on termination of your employment as set for the in Section above, and in consideration of the Company’s other agreements herein, you agree that for the longer of (x) three (3) years from the date of the closing of the Company’s initial public offering and (y) the term of your employment with the Company and a period of one (1) year after termination of your employment as provided hereunder (the “Noncompetition Period”), you shall not, directly or indirectly, either for yourself or for any other individual, corporation, partnership, joint venture or other entity, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with or render services for any entity that (in whole or in part) engages or proposes to engage in, or in any other manner engage, anywhere in the world, in the business of electronic trading of equity securities as a broker or dealer intermediary or any other material business conducted by the Company or any Related Entity during your employment term or proposed to be conducted by the Company or any Related Entity within the six (6) month period prior to the termination of your employment; PROVIDED, HOWEVER, that nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded so long as you do not have any active participation in the business of such corporation.

b.                                        During the Noncompetition Period, you shall not directly or indirectly (through any other individual, corporation, partnership, joint venture or other entity or otherwise) (i) induce or attempt to induce any employee of the Company or any Related Entity to leave the employ of the Company or any Related Entity, (ii) hire any person who was an employee of the Company or any Related Entity at any time during the six (6) month period immediately prior to the date on which such hiring would take place, or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any Related Entity in order to induce or attempt to induce such person to cease doing business with the Company or any Related Entity.

c.                                         If, at the time of enforcement of the covenants contained in this Section 7 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, you agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

d.                                        If you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

e.                                         In the event of any breach or violation by you of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

8.                  BINDING EFFECT. The terms hereof shall be binding upon and shall inure to the benefit of you and the Company, the successors and assigns of the Company, and the heirs, executors, administrators, legal representatives and assigns of you; PROVIDED THAT your rights and obligations hereunder may not be delegated or assigned.

9.                  ENTIRE AGREEMENT. This letter agreement shall supersede any former oral agreement and any former written agreement heretofore executed relating generally to your employment with the Company, and this letter agreement can only be amended, altered or terminated and its provisions can only be waived by an agreement in writing signed by you and the Company.

10.            ENFORCEABILITY. This letter agreement shall be construed and enforced under the laws of the State of New York without giving effect to the principles of conflicts of laws thereof. If any provision of this letter agreement is held invalid or unenforceable by operation of law or otherwise, such circumstances shall not have the effect of rendering any of the other provisions of this letter agreement invalid or unenforceable.

By signing below, the Company agrees to all of the terms and conditions of this letter agreement. Please indicate your acceptance of these terms and conditions by signing each enclosed copy of this letter agreement where indicated below, and return an originally-executed copy of this letter agreement to the undersigned.

Sincerely yours,

Liquidnet Holdings, Inc.

	Name:	Robert Young
	Title:	Chief Operating Officer

ACCEPTED AND AGREED as of
this day of , 2008.

Seth Merrin